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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  SCHEDULE 13G
                                (AMENDMENT NO. )


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               TIG HOLDINGS, INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE, $.O1 PER SHARE
                         (Title of Class of Securities)



                                    872469101
                                 (CUSIP Number)









                                Page 1 of 6 Pages
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                                  SCHEDULE 13G


CUSIP No. 872469101                                            Page 2 of 6 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jon W. Rotenstreich
                  ###-##-####

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   o

                                                                (b)   o

3)       SEC USE ONLY


4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                               5)     SOLE VOTING POWER

         NUMBER                       3,922,701
         OF
         SHARES                6)     SHARED VOTING POWER
         BENEFICIALLY                 0
         OWNED BY
         EACH                  7)     SOLE DISPOSITIVE POWER
         REPORTING                    3,922,701
         PERSON
         WITH                  8)     SHARED DISPOSITIVE POWER

                                             0


9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             3,922,701
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES o

11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       7.6%

12)      TYPE OF REPORTING PERSON
                  IN



                                  Page 2 of 6
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                                  Schedule 13G

ITEM 1(A).   NAME OF ISSUER:

TIG Holdings, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

65 East 55th Street
New York, New York 10022


ITEM 2(A).   NAME OF PERSON FILING:

Jon W. Rotenstreich

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

65 East 55th Street
New York, New York 10022


ITEM 2(C).   CITIZENSHIP:

United States

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

Common Stock, $.01 par value per share

ITEM 2(E).   CUSIP NUMBER:

872469101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             (a)  o Broker or Dealer Registered Under Section 15 of the Act

             (b)  o Bank as defined in section 3(a)(6) of the Act

             (c)  o Insurance Company as defined in section 3(a)(19) of the act

             (d) o Investment Company registered under section 8 of the Investment Company Act

             (e) o Investment Adviser registered under section 203 of the Investment Advisers Act of 1940



                               Page 3 of 6 Pages
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             (f)  o Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section240.13d-1(b)(ii)(F)

             (g) o Parent Holding Company, in accordance with Section240.13d-1(b)(ii)(G) (Note: See Item 7)

             (h)  o Group, in accordance with Section240.13d-1(b)(ii)(H)

ITEM 4.      OWNERSHIP.

             (a)  Amount beneficially owned:
                               3,922,701
             (b)  percent of class:
                               7.6%
             (c)  Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote:
                               3,922,701
             (ii) Shared power to vote or to direct the vote:
                               0
             (iii) Sole power to dispose or to direct the disposition of:
                               3,922,701
             (iv)  Shared power to dispose or to direct the disposition of:
                               0
ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: o

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A


                               Page 4 of 6 Pages
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ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10.     CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                               Page 5 of 6 Pages
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                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date:   February 10, 1998


                                                     /s/ Jon W. Rotenstreich
                                                     Jon W. Rotenstreich



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